EXHIBIT 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

Subsidiaries of DeCrane Aircraft Holdings, Inc.

AUDIO INTERNATIONAL, INC., an Arkansas corporation.

CARL F. BOOTH & CO., LLC, a Delaware limited liability company.

DECRANE AIRCRAFT SEATING COMPANY, INC., a Wisconsin corporation.

DECRANE CABIN INTERIORS - CANADA, Inc., a Delaware corporation.

HOLLINGSEAD INTERNATIONAL, INC., a California corporation.

PATS AIRCRAFT LLC, a Delaware limited liability company.

PCI NEWCO, INC., a Kansas corporation.

PRECISION PATTERN, INC., a Kansas corporation.